Exhibit 10.1

AGREEMENT FOR SALE AND PURCHASE

(Approximately 20.22 acres of Surface Rights and certain improvements located on 52nd Street between East McDowell Road and Roosevelt Street, City of Phoenix, Maricopa County, Arizona)

THIS AGREEMENT FOR SALE AND PURCHASE (“Agreement”) is entered into as of the 30th day of March, 2007, by and between SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company (“Seller”), and RIDGE PROPERTY SERVICES II, LLC, a Maryland real estate investment trust, or its permitted assignee pursuant to Section 21 below (“Buyer”).

RECITALS:

A. Seller wishes to sell, and Buyer wishes to buy, all of Seller’s Surface Rights (as defined below) in and to the land legally described in Exhibit A attached hereto (or to be attached hereto following completion of the Survey) (“Parcel”), together with the Associated Property (as defined below). The location and approximate configuration is depicted on Exhibit A-1 attached hereto (the “Project Plan”).

B. The parties acknowledge that the land identified as Exhibit A is within the boundaries of the Motorola 52nd Street Superfund Site as identified by the Environmental Protection Agency (EPA) and the Arizona Department of Environmental Quality (ADEQ). Groundwater contamination below the identified land is acknowledged by the parties.

C. When used in this Agreement:

1. The term “Surface Rights” shall have the meaning ascribed to such term in Section 1.3(aaa) of the Declaration (as defined in recital C.4 below) but limited to the identified Property as defined below.

2. The term “Associated Property” shall mean all of Seller’s rights, title and interest, if any, in and to: (a) all improvements and fixtures now located on the Parcel; (b) all easements, rights and other privileges appurtenant to, or associated with, the Parcel; (c) any and all entitlements pertaining to the Parcel; and (d) any and all other property which by the express terms of this Agreement, is required to be conveyed, transferred or assigned to Buyer with the Parcel.

3. The term “Property” shall mean the Parcel and the Associated Property included in this Agreement.

4. The term “Declaration” shall mean the Declaration of Covenants, Easements, Restrictions and Grant of Exclusive Options to Purchase and Lease between Motorola, Inc. and Seller dated July 31, 1999.

5. The term “Utilities Easements” shall mean the easements to be reserved by Seller over and beneath a portion of the Property for location, installation, maintenance, repair, restoration and replacement of certain private utilities presently serving other real property owned by Seller.

AGREEMENT:

1. Purchase and Sale. In consideration of their mutual covenants set forth in this Agreement and subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price (as defined in Section 3(a)).

2. Opening and Closing.

(a) Upon execution and delivery of this Agreement by Seller and Buyer, the parties will cause an escrow (“Escrow”) to be established with Chicago Title Insurance Company (“Escrow Agent”). As used herein, the term “Effective Date” shall mean the day on which Escrow Agent receives a copy of this Agreement executed by Seller and Buyer and Buyer’s Earnest Money (as herein defined), and has executed the Escrow Agent’s Joinder and Receipt following the signatures for Seller and Buyer in this Agreement.

(b) The closing of the sale and purchase of the Property (“Close of Escrow” or “Closing”) shall occur at the office of Escrow Agent on or before the date that is thirty (30) days following expiration of the Due Diligence Period (as defined in Section 8(a)).

3. Purchase Price.

(a) The purchase price for the Property (“Purchase Price”) shall be ELEVEN MILLION FOUR HUNDRED FIFTY THOUSAND ONE HUNDRED SEVENTY NINE AND 00/100 DOLLARS ($11,450,179.00), subject to adjustment as provided below. The Purchase Price has been calculated on the basis of Thirteen and 00/100 Dollars ($13.00) per “Net Square Foot,” as defined below. If the Survey (as defined in Section 5(b) below) discloses that the Parcel consists of more or less than 880,783 square feet, then the Purchase Price shall be increased or reduced to equal the product obtained from multiplying the actual number of Net Square Feet by $13.00. The term “Net Square Feet” means the gross number of square feet in the Parcel less the actual dedicated perimeter street areas, ultimate right-of-way areas required by governing municipalities, and easement areas which prohibit the use of the area encumbered by the easements for all purposes and which cannot be moved or modified so that use of the area is possible.

(b) Upon the Effective Date, Buyer will deposit into Escrow ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (“Initial Earnest Money Deposit”).

(c) Upon expiration of the Due Diligence Period, Buyer will deposit into Escrow an additional FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) (“Additional Earnest Money Deposit”).

(d) The Initial Earnest Money Deposit and the Additional Earnest Money Deposit, together with any and all interest earned thereon, are collectively referred to in this

Agreement as the “Earnest Money.” Until disbursed by Escrow Agent pursuant to the terms of this Agreement, the Earnest Money shall be deposited by Escrow Agent in an interest-bearing escrow account with a financial institution acceptable to Seller. At Closing, the Earnest Money shall be applied to the Purchase Price.

(e) At least one (1) business day prior to Closing, Buyer shall deposit into Escrow the balance of the Purchase Price subject to the adjustments and prorations provided for in this Agreement.

(f) From and after the expiration of the Due Diligence Period, the Earnest Money shall be deemed non-refundable. The term “non-refundable” as used in this Agreement means that Buyer shall not be entitled to the return of the Earnest Money if Buyer elects (or is deemed to have elected) to proceed with the transaction contemplated by this Agreement, but prior to the Closing, defaults hereunder; provided, however, that any such non-refundability shall be subject to Seller’s performance of its obligations under this Agreement, the satisfaction of the contingencies and conditions set forth in this Agreement, and any other terms of this Agreement which specifically provide for the return of the Earnest Money to Buyer.

4. Escrow Instructions; Indemnity of Escrow Agent.

(a) Delivery by Seller and Buyer to Escrow Agent of a copy or counterpart copies of this Agreement executed by them shall constitute instructions to Escrow Agent. Escrow Agent shall be deemed to have accepted such instructions when it has executed the Escrow Agent’s Joinder and Receipt which follow the signatures of Seller and Buyer in this Agreement. If Escrow Agent accepts such instructions, it shall insert the date of acceptance in the blank at the beginning of this Agreement, promptly notify Seller and Buyer of such date and deliver to Seller and Buyer fully executed copies of this Agreement. If any of the provisions of this Agreement conflict with any printed form instructions given to Escrow Agent, the provisions of this Agreement shall govern and control. Without limiting the foregoing, no provision in any printed form instructions shall excuse any performance by a party to this Agreement at the times provided in this Agreement, extend the Close of Escrow, provide a party to this Agreement with any “grace,” “cure” or “waiting” period not set forth in this Agreement, indemnify Escrow Agent for its negligence or willful failure to perform its duties, or give Escrow Agent or any broker, agent or other person not a party to this Agreement any rights in this Agreement, the Earnest Money or any other payments made by Buyer; and any such provision (including a provision providing for a “grace,” “cure” or “waiting” period before cancellation or termination of this Agreement or the Escrow) shall be deemed deleted.

(b) If this Agreement or any matter relating to the transaction contemplated by this Agreement shall become the subject of any litigation or controversy, each party agrees to indemnify and hold Escrow Agent harmless for, from and against any loss or expense, including reasonable attorneys’ fees, that may be suffered by Escrow Agent by reason of such litigation or controversy, except for losses or expenses as may arise from a breach of this Agreement by Escrow Agent or another party to this Agreement or from the negligence or willful misconduct of Escrow Agent, another party to this Agreement or their respective agents and independent contractors.

(c) If conflicting demands are made or notices served upon Escrow Agent with respect to this Agreement, the parties expressly agree that Escrow Agent shall be entitled to file a suit in interpleader in the Superior Court of Maricopa, Arizona, and obtain an order from the court requiring the parties to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader, Escrow Agent shall be fully released and discharged from any obligation imposed upon it by this Agreement with respect to the conflict on account of which the interpleader action was brought.

(d) The provisions of this Section 4 shall survive cancellation of this Agreement.

5. Title; Survey.

(a) As soon as reasonably possible after the Effective Date, Escrow Agent shall deliver to Buyer a current preliminary title report covering the Property, together with readable copies of all documents of record referred to therein (the “Title Report”). Buyer shall have thirty (30) days from and after the receipt of the Title Report (the “Title Review Period”) to satisfy itself with respect to the condition of title to the Property. If Buyer objects to any matters contained in the Title Report, Buyer shall deliver written notice of such objection to Seller and Escrow Agent in writing of such objections (“Buyer’s Objection Letter”) not later than ten (10) days prior to the last day of the Title Review Period. If within five (5) days following receipt of Buyer’s Objection Letter Seller fails to respond to Buyer’s Objection Letter or notifies Buyer in writing that Seller is unwilling or unable to correct any such objections, Buyer may elect to (i) cancel this Agreement by delivering written notice of such election to Seller and to Escrow Agent prior to expiration of the Title Review Period, or (ii) waive any such objections by delivering written notice of such election to Seller and to Escrow Agent prior to the expiration of the Title Review Period. Buyer’s failure to deliver written notice as provided in either (i) or (ii) above shall be deemed Buyer’s waiver and approval of the condition of title, and this Agreement shall continue in full force and effect.

(b) Not less than forty-five (45) days after the Effective Date, Seller, at its sole expense, shall obtain and deliver to Buyer an ALTA survey of the Property (the “Survey”). The Survey shall show (i) the perimeter boundaries of the Property configured substantially in accordance with the area designated on the Project Plan, (ii) all easements and matters of record reflected on the Title Report that can be plotted on the Survey, and (iii) all items necessary to accurately calculate the Net Square Feet of the Parcel as provided in Section 3(a) above. Prior to the Closing, the Survey shall be certified to Buyer, Seller, Escrow Agent and, if applicable, Buyer’s lender. Buyer shall have fifteen (15) days from and after the receipt of the Survey (the “Survey Period”) to satisfy itself with the Survey. If Buyer objects to any matters contained on the Survey, Buyer shall deliver written notice of such objection to Seller and Escrow Agent in writing of such objections (“Survey Objection Letter”) not later than the last day of the Survey Period. If within five (5) days following receipt of Survey Objection Letter Seller fails to respond to Survey Objection Letter or notifies Buyer in writing that Seller is unwilling or unable to correct any such objections, Buyer may elect to (i) cancel this Agreement by delivering written notice of such election to Seller and to Escrow Agent prior to expiration of the Survey Period, or (ii) waive any such objections by delivering written notice of such election to Seller and to Escrow Agent prior to the expiration of the Survey Period. Buyer’s failure to deliver written notice as provided in either (i) or (ii) above shall be deemed Buyer’s waiver and approval of the Survey, and this Agreement shall continue in full force and effect.

6. Deed and Other Conveyance Documents. At Closing, title to the Parcel and appurtenant real property interests shall be conveyed by Seller to Buyer by a special warranty deed (“Deed”) in form and substance identical to Schedule 6.1. Prior to Closing, Seller and Buyer shall execute and deliver to Escrow Agent an Affidavit of Real Property Value for recording with the Deed; and Seller shall execute and deliver to Escrow Agent and Buyer an affidavit in a form and substantially identical to Schedule 6.2 and stating that Seller is not a foreign person and that no withholding is required pursuant to Internal Revenue Code (“IRC”) §1445 (“Non-Foreign Affidavit”).

7. Title Insurance. At Closing, as a condition to Buyer’s obligation to proceed with Closing, Escrow Agent, in its capacity as title insurer (“Title Insurer”) shall issue to Buyer an ALTA extended coverage owner’s policy of title insurance or unconditionally commit to issue such policy, together with any applicable Cure Endorsements (as defined below in this Section 7), in the amount of the Purchase Price, and insuring in Buyer fee simple title to the Parcel, subject only to the Permitted Exceptions (“Title Policy”). As used herein, the term “Cure Endorsements” means those endorsements which have been offered by Seller to cure a title objection or objections made by Buyer and were approved by Buyer in writing in its sole and absolute discretion. Seller will pay the portion of the title insurance premium for the Title Policy which is equal to the title insurance premium for an ALTA standard owner’s policy without endorsements plus the cost of all Cure Endorsements, and Buyer will pay the remainder of the title insurance premium for the Title Policy and the endorsements to the Title Policy.

8. Feasibility; Property Information; Restoration of Property.

(a) Buyer (including, its employees, agents and independent contractors) shall have the right, but not the obligation, to enter upon the Parcel and to survey, inspect and test the Property at any reasonable time on normal business days (as defined in Section 34) during the period commencing upon the Effective Date and expiring on the date that is ninety (90) days following the Effective Date (“Due Diligence Period”) for the purpose of determining the feasibility of acquiring the Property (including without limitation, confirmation by Buyer that the Property is zoned for Buyer’s intended development of the Property and that Buyer’s intended development of the Property is economically feasible); provided, however, that (i) Buyer will give at least one (1) business day’s notice to Seller prior to entry upon the Property; (ii) Buyer will deliver to Seller prior to entry upon the Property a certificate of insurance insuring Seller and Buyer for general liability with coverages and amounts reasonably satisfactory to Seller ; and (iii) Buyer will not unreasonably interfere with the possession of the Property by Seller or any of Seller’s tenants or licensees. Upon Buyer’s written notice to Seller prior to the expiration of the Due Diligence Period, the Due Diligence Period shall be extended for a period of thirty (30) days solely to afford Buyer additional time to satisfy itself as to the environmental condition of the Property.

(b) Not later than five (5) business days after the Effective Date, Seller shall deliver or cause to be delivered to Buyer copies of any of the following documents or information pertaining to the Property which Seller has not yet delivered to Buyer and Seller has in its possession as of the Effective Date: (i) survey(s) and other drawings of the Property; (ii) geotechnical reports, soils reports and a Phase I ESA (if any); (iii) the most recent property tax bills for the Property; (iv) any information pertaining to special assessments levied against the Property; (v) a completed Property Information Sheet (A.I.R. standard form); (vi) existing or proposed leases and service agreements pertaining to the Property (if any); (vii) all books, records and reports prepared in connection with the ownership and maintenance of the Property, including, without limitation, any and all existing building plans and engineering reports; and (viii) any other reports, documents, studies, statements or correspondence of any kind which pertain directly or indirectly to the physical and/or economic condition of the Property, including, without limitation, site plans, as-built plans, proforma analyses, environmental reports, traffic studies, air quality studies, noise studies and environmental impact reports (collectively, the “Property Information”).

(c) Seller will cooperate in a reasonable manner at no expense to Seller with the professionals that conduct studies on behalf of Buyer with respect to the Property, including any environmental studies. Buyer’s permission to conduct invasive testing of the Property shall be limited as provided in Schedule 8 attached hereto. Buyer, at Buyer’s cost, shall provide Seller with a complete copy of all reports and studies related to the Property prepared by third parties for the benefit of Buyer.

(d) Buyer may cancel this Agreement for any reason or no reason at any time prior to expiration of the Due Diligence Period by delivering written notice of its election to do so to Seller and Escrow Agent; provided, however, if Buyer fails on or before the expiration of the Due Diligence Period to deposit the Additional Earnest Money Deposit in the Escrow, this Agreement and the Escrow shall automatically terminate without the necessity of notice to Seller, Buyer or Escrow Agent. In the event of such termination, the Earnest Money shall be refunded to Buyer, and Seller and Buyer shall have no further obligation to one another under this Agreement except for those obligations which expressly survive cancellation of this Agreement. If Buyer timely deposits the Additional Earnest Money Deposit into Escrow, then Buyer agrees to take title to the Property at Closing subject to those matters identified on Exhibit B attached hereto (the “Permitted Exceptions”).

(e) Buyer acknowledges that any information of any type which Buyer has received or may receive from Seller or Seller’s agents is furnished on the express condition that Buyer shall make an independent verification of the accuracy of such information, all such information being furnished without any representation or warranty whatsoever.

(f) If this Agreement is cancelled, all of the Property Information and the Survey will be returned to Seller and Buyer shall promptly deliver to Seller copies of all reports, studies and all other documents in its possession or control concerning the Property prepared by or at the request of Buyer in connection with the Property, except for any proprietary information of Buyer, any internally generated reports, studies, assessments or evaluations of the Property, and any attorney-client privileged documents (collectively, “Buyer’s Studies”).

(g) Buyer covenants and agrees that Seller shall not be liable in any way for any liabilities, losses, costs, damages, fees, expenses or claims resulting from the access and performance of any inspection or test under this Section 8(g). Buyer covenants and agrees to promptly reimburse Seller for the losses that may be caused by the negligent acts, or willful omissions or misconduct of Buyer, their employees, contractor, subcontractor(s) or agents that result from the access and performance of any inspection or test performed pursuant to this Section 8(g). Promptly after the completion of any inspection or test conducted by it or on its behalf, Buyer will fill all holes created by the inspection or testing and shall restore the Property as closely as is reasonably possible to its condition immediately prior to the time testing began. Buyer will indemnify, defend and hold Seller and its successors and assigns harmless for, from and against any liability, cost, or expense arising from actions or inactions of Buyer or its employees, agents, contractors or designees when on the Property or from any survey, inspection or test conducted by or on behalf of Buyer with respect to the Property, except to the extent resulting solely from the gross negligence or willful misconduct of Seller or any of its employees, agents or contractors. Buyer shall, upon request of Seller or its successors or assigns, execute such further instruments and deliver such further documents as are necessary to confirm and enforce the indemnifications provided for herein. Buyer will maintain, and will endeavor to cause each of its agents, contractors and designees who enters onto the Parcel to maintain, such liability insurance and error and omissions insurance as is customarily maintained by persons engaged in similar businesses and/or activities in the City. A default in the performance of Buyer’s obligations under this Section 8(g) shall be considered a material default. Buyer’s obligations under this Section 8(g) shall survive cancellation or Closing of this Agreement.

(h) No later than expiration of the Due Diligence Period, Buyer will have inspected and investigated all aspects of the Property as Buyer deems necessary or appropriate to Buyer’s complete satisfaction and will have observed the physical characteristics and existing conditions of the Property, the structural character, soundness and state of repair of any buildings and other structures or improvements on the Property, the condition and state of repair of all equipment, fixtures, furnishings, furniture, equipment and appliances constituting part of the Property, and the operations on the Property and on adjacent areas. Except as arising from the express warranties and representations of Seller set forth in this Agreement or in any closing document delivered by Seller, Buyer waives any and all objections to, complaints about, or claims regarding the Property and its physical characteristics and existing conditions, including, without limitation, objections to, complaints about, or claims regarding subsurface soil and water conditions, solid and hazardous waste and hazardous substances, and endangered or protected plant or animal species on, under or adjacent to the Property (including federal, state or common law based actions and any private right of action under state and federal law). Buyer further assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and, except as arising from the express warranties and representations of Seller, the risk that adverse physical characteristics and conditions, including, without limitation, the presence of hazardous substances or other contaminants, may not have been revealed by its investigation. Notwithstanding the foregoing, Buyer shall have access to the Parcel after the expiration of the Due Diligence Period; provided, that, Buyer shall comply with all of the requirements for access set forth in this Section 8 and shall not perform any further intrusive investigations of the Property without Seller’s prior written consent.

(i) During the Due Diligence Period, Buyer may seek certain governmental approvals for its development of the Parcel, including but not limited to tax incentive and abatement agreements, approvals for Buyer’s preliminary plans to develop the Parcel, and any necessary changes to zoning to permit Buyer’s intended use of the Parcel (collectively, the

“Governmental Approvals”). Seller shall reasonably cooperate with Buyer during the Due Diligence Period in Seller’s efforts to obtain any Governmental Approvals; provided that Seller shall have no obligation to incur any expense in connection therewith.

9. Seller’s Representations, Warranties and Additional Covenants. Seller represents, warrants and covenants to Buyer and agrees with Buyer as follows:

(a) The person(s) signing this Agreement and any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so. Upon delivery to and execution by Buyer, this Agreement shall be a valid and binding agreement of Seller subject to the conditions to Seller’s obligations set forth in Section 12.

(b) The execution, delivery and performance by Seller of this Agreement and such other documents to be executed and delivered in connection herewith by Seller do not, and shall not, result in any violation of, or conflict with, or constitute a default under, any provisions of any agreement to which Seller or the Property is subject, or, to Seller’s knowledge, any judgment, law, writ, decree, order, injunction, rule or governmental regulation affecting Seller or the Property.

(c) There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or any other debtor relief actions contemplated by Seller or filed by Seller, or, to Seller’s knowledge, pending in any current judicial or administrative proceeding against Seller.

(d) Except for the subsurface contamination resulting from the operations of Motorola on or adjacent to the Property prior to 1999 and any other contamination referenced in the Property Information, or in any writing provided to Buyer prior to the expiration of the Due Diligence Period, Seller has no Knowledge (as defined below) of any information, and has no reason to believe, that (i) any Hazardous Substances, as defined in the Declaration, have been treated, stored or disposed of, or otherwise deposited in or on the Parcel, including without limitation of the generality of the foregoing, the surface waters and subsurface waters of the Parcel that would support a claim or cause of action under any Environmental Law (as defined below), (ii) there are any substances or conditions in or on the Parcel which may support a claim or cause of action under any Environmental Law, (iii) there are any underground storage tanks at the Parcel. “Environmental Law” shall mean any federal, state or local law, statute or rule concerning public health, safety or the environment relating to Hazardous Materials.

(e) No Unpaid Liens. Upon Closing Seller shall have paid in full any and all debts and monetary obligations created by Seller and encumbering the Parcel, whether or not recorded or specified as an encumbrance or exception to title on the Title Report.

(f) No Adverse Property Claims. To Seller’s Knowledge, there are no (i) adverse claims of adjoining property owners against the Parcel (ii) adverse parties in possession of the Parcel or any part thereof or (iii) any encroachments by Seller on the property of others or by others on the Parcel, except as may be reflected in the Title Report or reflected on the Survey.

(g) No Adverse Property Rights. To Seller’s Knowledge, other than rights in favor of Freescale (as defined in Section 11 below), there are no leases, tenancies, options, rights of first refusal, licenses, or operating or other agreements applicable to or affecting the Parcel to which Seller is a party, no third party has any right to utilize or possess the Parcel granted by Seller and, other than this Agreement, there are no agreements relating to the sale, exchange or transfer of the Parcel or any part thereof.

(h) No Violation of Law. Except for the “Motorola Cleanup Operations,” as defined in the Declaration, Seller has no Knowledge of any current material violations of any laws, statutes, ordinances, regulations or other requirements of any governmental agency in connection with or related to the Parcel, including, without limitation, those pertaining to any Environmental Law and/or any endangered species law, by any federal, state, county or municipal authorities. Notwithstanding the foregoing, the City of Phoenix has requested, from time to time, that Seller improve the landscaping and fencing located on the Parcel. Any further request by the City of Phoenix or enforcement of such request shall not be deemed a violation of this representation and warranty.

(i) No Litigation. To Seller’s Knowledge, there are not any existing, pending or threatened, litigation, condemnation or similar proceedings against or involving the Parcel or any other claim, action, suit or other proceeding threatened or pending which would materially and adversely affect Buyer’s right, title and interest in and to, or enjoyment or use of the Parcel. Notwithstanding the foregoing, the City of Phoenix has requested, from time to time, that Seller improve the landscaping and fencing located on the Parcel. Any further request by the City of Phoenix or enforcement of such request shall not be deemed a violation of this representation and warranty.

(j) Pre-Closing Operations. Until the Closing, the following rights and responsibilities shall pertain:

(i) Seller shall not enter into or offer any lease, tenancy, license or right or act of possession concerning the Parcel without the prior written consent of Buyer in each instance. Seller shall not enter into any other contracts, agreements or understandings, verbal or written, for the sale or transfer of any portion of the Parcel and no part of the Parcel shall be alienated or transferred. Seller shall promptly forward to Buyer all inquiries, letters of intent, proposals or similar matters relating to future or contemplated sales, leases, build-to-suits or similar transactions with respect to the Parcel.

(ii) Seller shall not take any actions to alter the condition of the Parcel. If Seller shall receive a notice of violation of any law, ordinance or code with respect to the Parcel, Seller shall notify Buyer of such notice and Seller’s proposed action with respect thereto, and, except as herein provided, Seller shall use commercially reasonable efforts correct the violation or have such notice retracted lawfully prior to Closing.

(iii) Seller shall not petition any governmental authority or agency relative to the Parcel without the prior written approval of Buyer, which approval shall not be delayed or withheld unreasonably, except that Seller, acting in good faith and protective of Buyer’s interests, may at its own cost and expense pay under protest any tax due prior to Closing.

(iv) Seller shall promptly notify Buyer of any of the following occurrences: (A) Seller’s receipt of any notice of intent to exercise with respect to the Parcel the power of eminent domain or the police power or any similar notice; (B) Seller’s receipt of notice of the institution of any proceedings for the condemnation of the Parcel or any portion thereof; (C) any casualty or accident suffered at the Parcel; (D) Seller’s receipt of any notice of a proposal or intention to change the assessment of the Parcel for purposes of any ad valorem tax; and (E) Seller’s receipt of any governmental notice with respect to the Parcel.

(v) Seller shall use commercially reasonable efforts to prevent or terminate, as the case may be, any adverse or possessory claim or right to the Parcel or circumstance on which such claim or right can with the passage of time or otherwise be based, to begin, continue or mature, unless such claim or right is a Permitted Exception.

(vi) Seller shall not modify, terminate, amend or assign any agreement or instrument which benefits the Parcel.

(vii) In no event may Seller dump material, place fill, or allow waste to accumulate on the Parcel and Seller will use commercially reasonable efforts to prevent others from doing so.

To the extent that any of the representations and warranties made by Seller pursuant to this Section 9 are made to Seller’s knowledge, Buyer acknowledges and agrees that such representations and warranties are based solely on the actual (not constructive or imputed) knowledge of Thomas Kirch, the Director of Global Facilities, Real Estate & EHS of Seller and Bob Atkinson, Director of Environmental Health and Safety of Seller, without any investigation or inquiry, and without reviewing Seller’s files or records for purpose of making these representations. Notwithstanding any contrary provision of this Agreement, in no event shall the foregoing individual have any personal liability or obligation hereunder.

As to the above warranties and representations of Seller which are made to Seller’s Knowledge, if, after the Effective Date and prior to Closing, Seller obtains Knowledge (as defined above) that any of such warranties or representations is untrue in any material and adverse respect, then Seller shall notify Buyer in writing of such discovery, and if such inaccuracy or incorrectness is not based on the affirmative act of Seller or the knowing omission or knowing acquiescence of Seller after the Effective Date, the warranty or representation shall be deemed modified to the extent described in such notice retroactively to the Effective Date. If Seller gives notice to Buyer of such modification of any such warranty or representation, and if such inaccuracy or incorrectness is not based on the affirmative act of Seller or the knowing omission or knowing acquiescence of Seller after the Effective Date, Buyer shall have fifteen (15) days after receipt of such notice in turn to notify Seller in writing of Buyer’s election to terminate this Agreement and receive the Earnest Money unless the Seller and Buyer reach agreement upon the terms of the modified warranty or representation. If no such written notice is delivered by Buyer to Seller within such ten (10)-day period, Buyer shall be deemed to have approved such modified warranty or representation. If such written notice is delivered by Buyer to Seller within such ten

(10)-day period, then Buyer and Seller shall proceed to negotiate in good faith to resolve and reach agreement upon the terms of the modified warranty or representation. If the terms of such modified warranty or representation are not resolved within five (5) days after the date of delivery of Buyer’s notice to Seller (the “Negotiation Period”), Buyer may (as its sole remedy) terminate this Agreement by delivering to Seller and Escrow Agent written notice of its election to do within five (5) days after the expiration of the Negotiation Period, in which event the Earnest Money shall be refunded to Buyer. If Buyer fails to terminate the Agreement during such five (5)-day period, the warranty or representation shall be deemed modified to the extent described in Seller’s original notice and Buyer shall be deemed conclusively to have waived its objections thereto and its right to terminate as a result of such objections.

The warranties and representations of Seller set forth in this Section 9 shall survive the Closing for a period of twelve (12) months (the “Limitation Period”) and thereafter shall lapse. Buyer agrees for itself and its successors and assigns to commence any legal action for breach of any such warranty and representation (if at all) within the Limitation Period, and Buyer for itself and successors and assigns hereby waives all rights and remedies against Seller, its successors and assigns arising out of or in connection with any alleged breach of warranty or representation as to which a legal action has not been commenced within the Limitation Period.

In the event that, prior to the Closing, Buyer receives written notice or obtains knowledge that any of the foregoing representations and warranties are untrue, Buyer shall promptly advise Seller in writing of such notice, information or knowledge. Buyer shall be deemed to have waived such breach of representation or warranty if Buyer fails to advise Seller in writing within ten (10) days after receipt of such notice, information or knowledge pursuant to the preceding sentence and thereafter consummates the transaction contemplated hereby, unless the inaccuracy or incorrectness is as a result of the affirmative act of Seller, its affiliates, employees, agents, contractors, subcontractors or representatives, or the knowing omission or knowing acquiescence of Seller after the Effective Date. In the event Buyer knowingly waives any representation or warranty, then Seller shall have no liability under this Section 9 for such representation or warranty to the extent waived.

10. Buyer’s Representations, Warranties and Covenants. Buyer hereby represents, warrants and covenants to Seller, and agrees with Seller, as follows:

(a) The person(s) signing this Agreement and any documents and instruments in connection herewith on behalf of Buyer have full power and authority to do so. Upon delivery to and execution by Seller, this Agreement shall be a valid and binding agreement of Buyer subject to the conditions to Buyer’s obligations set forth in Section 13.

(b) The execution, delivery and performance by Buyer of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Buyer do not, and shall not, result in any violation of, or conflict with, or constitute a default under, any provisions of any agreement to which Buyer is subject, or, to Buyer’s knowledge, any judgment, law, writ, decree, order, injunction, rule or governmental regulation affecting Buyer.

(c) There are no attachments, levies, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or any other debtor relief actions contemplated by Buyer or filed by or against Buyer, or to Buyer’s knowledge, pending in any current judicial or administrative proceeding against Buyer.

(d) Buyer has had an opportunity to be represented by counsel in connection with this transaction. Except for the express representations, warranties and covenants of Seller contained in this Agreement, Buyer specifically acknowledges that it is acquiring the Property in an “AS IS, WHERE IS, WITH ALL FAULTS” condition, without any representations or warranties of Seller, express or implied, written or oral, as to the nature or condition of title to the Property, the physical condition of the Property, the uses of the Property or any limitations thereon. Buyer is relying solely upon, and, as of the Closing, will have conducted its own analysis of the Property as it deems necessary or appropriate in so acquiring the Property from Seller (including, without limitation, an analysis of any and all matters concerning the condition, use, sale, development or suitability for development of the Property).

WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH BUYER IS RELYING AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE PROPERTY; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE PROPERTY, OR THE INCOME TO BE DERIVED FROM THE PROPERTY; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE PROPERTY; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE PROPERTY; (VII) THE UTILITIES SERVING THE PROPERTY; (VIII) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE PROPERTY WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE PROPERTY. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE PROPERTY COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE.

(e) Except due to violations of the express representations, warranties and covenants of Seller contained in this Agreement, Seller is released from all responsibility and liability regarding the Property, including the development potential of the Property; the condition, valuation or utility of the Property, or its suitability for any purpose whatsoever; title and survey matters with respect to the Property; and any responsibility or liability with respect to the presence in the soil, air, structures, and surface and subsurface waters, of hazardous substances. Buyer agrees that the matters released pursuant to this Section 10(e) are not limited to matters which are known or disclosed. In this transaction, Buyer acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, controversies, damages, costs, losses or expenses which are presently unknown, unanticipated and unsuspected, and Buyer further acknowledges that the release contained in this Section has been negotiated and agreed upon in light of the foregoing. Buyer expressly waives any provision of statutory or decisional law to the effect that a general release does not extend to claims which the releasing party does not know or suspect to exist in such party’s favor at the time of executing the release, which, if known by such party, must have materially affected such party’s settlement with the released parties. Notwithstanding the foregoing, nothing contained herein shall prevent a third party from bringing a claim or action against Seller in the same or similar proceeding as such third party has brought against Buyer.

(f) The foregoing representations and warranties are true as of the date hereof and shall be true as of Closing in all material respects. The representations, warranties and covenants of Buyer set forth in this Agreement shall survive Closing.

11. Environmental Agreements. Buyer acknowledges that Freescale Semiconductor, Inc. (“Freescale”) and Seller are parties to the Declaration. Seller also is a party to that certain Environmental Indemnification Agreement entered into between Motorola, Inc. (“Motorola”) and Seller effective July 31, 1999 (the “Motorola Indemnity Agreement”) and to that certain Environmental Indemnification Agreement between Seller and Freescale dated May 24, 2004 (the “Freescale Indemnity Agreement”). The Declaration, the Motorola Indemnity Agreement and the Freescale Indemnity Agreement are referred to collectively herein as the “Environmental Agreements.” The Environmental Agreements set forth certain rights, obligations and liabilities of the parties thereto with respect to the environmental condition of the Parcel and impose certain restrictions, limitations and conditions on the transfer of the Parcel and other land. Within fifteen (15) days following the Effective Date, Buyer shall provide to Freescale all information required pursuant to Section 6.3 of the Declaration in connection with the requirements of Section 6.2(a) and Section 6.2(c) of the Declaration. Buyer simultaneously shall provide Seller with copies of all correspondence, notices, documents and other written information provided to Freescale in connection with Buyer’s obligations under this Section. If Buyer fails to perform its obligations under this Section 11, or if Freescale disapproves sale of the Property to Buyer pursuant to Section 6.2(a) of the Declaration, this Agreement and the Escrow automatically shall terminate, the Earnest Money shall be remitted to Buyer, and neither Seller nor Buyer shall have any further obligations to one another under this Agreement, except for those obligations which expressly survive cancellation or termination of this Agreement. Seller shall reasonably cooperate with Buyer in Buyer’s efforts to perform its obligations under this Section 11, so long as such cooperation can be provided at no cost to Seller.

12. Conditions to Seller’s Obligations.

Closing and Seller’s obligation to consummate Closing are subject to the prior satisfaction, or waiver by Seller, of the conditions to Closing set forth in this Section 12:

(a) Buyer shall have performed in all material respects all of the obligations required by this Agreement to have been performed by Buyer prior to Closing.

(b) All representations and warranties made in this Agreement to Seller by Buyer shall be true and correct in all material respects as of Closing.

(c) Seller’s Board of Directors shall have approved this purchase and sale transaction prior to April 1, 2007.

(d) Buyer shall have satisfied all conditions to the transfer of the Parcel imposed under the Environmental Agreements including, but not limited to, entering into a separate indemnity agreement with Freescale.

If any of the conditions precedent to Seller’s obligation to close have not occurred or been satisfied on or before the Closing (or in the case of (c), by April 1, 2007), Seller at its sole option may: (1) cancel this Agreement by notice delivered to Buyer and Escrow Agent on or before the Closing, in which event Escrow Agent shall release the Earnest Money to Buyer, (2) waive such conditions precedent (other than the condition in clauses (c) and (d) which shall not be waivable) and proceed to Closing, or (3) if the failure of a condition results from a material breach of this Agreement by Buyer, proceed under Section 16(b). If Seller cancels this Agreement because a condition identified in clause (c) or (d) was not satisfied, Buyer shall be entitled to a refund of all Earnest Money.

13. Condition to Buyer’s Obligations.

Closing and the Buyer’s obligation to consummate Closing are subject to the prior satisfaction, or waiver by Buyer, of the conditions to Closing set forth in this Section 13:

(a) Seller shall have performed in all material respects the obligations required by the terms of this Agreement to be performed by Seller prior to Closing.

(b) All representations and warranties made in this Agreement to Buyer by Seller shall be true and correct in all material respects as of Closing.

(c) Title Insurer has issued (or is unconditionally committed to issue) the Title Policy satisfying in all material respects the conditions of the first sentence of Section 7.

(d) Buyer shall have satisfied all conditions to the transfer of the Parcel as required by the Environmental Agreements including, but not limited to, entering into a separate indemnity agreement with Freescale.

(e) Written approval from Freescale of Buyer’s documentation required under Section 6.0 of the Declaration.

If any of the conditions precedent to Buyer’s obligation to close have not occurred or been satisfied on or before the Closing, Buyer, at its sole option may: (1) cancel this Agreement by notice delivered to Seller and Escrow Agent on or before the Closing (2) waive such conditions precedent (other than the condition in clauses (d) and (e) which shall not be waiveable) and proceed to Closing, or (3) if the failure of a condition results from a material breach of this Agreement by Seller, proceed under Section 16(a).

14. Closing Deliveries by Seller. On or before Closing, Seller will deliver to Escrow Agent the following:

(a) The Deed, executed by Seller and in recordable form;

(b) The Assignment and Assumption of Contracts, executed by Seller;

(c) A Non-Foreign Person Affidavit;

(d) A written acknowledgment of Seller’s approval of Escrow Agent’s final settlement statement setting forth all prorations and adjustments made in accordance with the provisions of this Agreement; and

(e) The Utilities Easements executed by Seller, in recordable form.

15. Closing Deliveries by Buyer. On or before the date that is two (2) days prior to Closing, Buyer will deposit or cause to be deposited in Escrow with Escrow Agent the following:

(a) The balance of the Purchase Price;

(b) The Assignment and Assumption of Contracts, executed by Buyer;

(c) An Affidavit of Real Property Value executed by Buyer;

(d) The Utilities Easements executed by Buyer, in recordable form;

(e) A written acknowledgment of the Buyer’s approval of Escrow Agent’s final settlement statement setting forth all prorations and adjustments made in accordance with the provisions of this Agreement; and

(f) Such other funds, instruments or documents as may be reasonably necessary to fulfill the obligations to be performed and carried out by Buyer pursuant to this Agreement and/or the Environmental Agreements.

16. Default; Remedies.

(a) In the event that the Closing does not occur as provided in this Agreement due to the failure of Seller to comply with any of its material obligations under this Agreement, Buyer may (i) cancel this Agreement by notice delivered to Seller and Escrow Agent on or before the Closing, in which event the Earnest Money shall be refunded to Buyer; or (ii) Buyer may seek specific performance of this Agreement. Either of the remedies described in (i) and (ii) of this subparagraph shall be Buyer’s sole remedy in lieu of any other remedy at law or equity, subject to the following sentence. Buyer hereby waives and covenants not to assert any right to seek or obtain monetary damages resulting from Seller’s breach; provided that if specific performance is not available as a remedy to Buyer, Buyer may pursue an action against Seller to recover the actual damages resulting from Seller’s pre-closing breach. Buyer expressly waives any claim against Seller for incidental, consequential or special damages; provided, however, that if Seller knowingly and willfully breaches its obligation to convey the Property to Buyer at Closing subject only to Permitted Exceptions and Buyer is unable to obtain specific performance of this Agreement, then Buyer shall be entitled to pursue against Seller all available remedies at law or equity.

(b) In the event that the Closing does not occur prior to the Closing due to the failure of Buyer to comply with any of its material obligations under this Agreement, then Seller may either waive such failure and close the Escrow or cancel this Agreement. In the event of such cancellation, Buyer shall be responsible for all of Escrow Agent’s escrow fees, title costs, and other out of pocket expenses incurred in connection with the Escrow. Because damages for non-performance by Buyer would be difficult or impossible to ascertain in the event of any cancellation under this subparagraph, Seller, as its sole remedy, shall retain the sum of the Earnest Money and all interest earned thereon as liquidated damages (not as a penalty), Buyer and Seller agreeing that the Earnest Money represents a reasonable estimate of the damages Seller would suffer as a consequence of a material breach of this Agreement by Buyer. Escrow Agent shall have no right to withhold any portion of its escrow fees or title fees from the Earnest Money.

(c) No act, failure to act or event or circumstance which might be deemed to be a default by either party shall be deemed to be a default under any of the provisions of this Agreement unless and until notice thereof is first given by the non-defaulting party to the party alleged to be in default and said party fails to cure the alleged default within five (5) business days thereafter.

17. Prorations; Closing Expenses.

(a) Real property taxes and assessments applicable to the Property for the year in which the Closing occurs shall be prorated by the Escrow Agent as of the actual date of Closing. Notwithstanding the foregoing, any taxes or assessments paid at Closing shall be prorated based upon the most recent tax bill or most recent assessment. Any apportionment of real estate taxes to be made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. All tax prorations shall be adjusted between Seller and Buyer outside of Escrow after the Closing in order to effect a proration based upon actual taxes levied. In the event the tax bill for the Property includes other adjoining real property owned by Seller and does not assess the Property as a separate tax parcel, Seller and Buyer shall cooperate to obtain a division by the appropriate governmental officials of the taxes and assessments against the Property and the adjoining real property as soon as possible after the Closing. Until the Property is established by the County Assessor as a separate tax parcel or separate tax parcels, all real estate taxes in respect of the Property shall be prorated based on an allocation of the parties’ respective percentage ownership ratio (determined on a gross acreage basis) of the applicable tax parcel(s) within which all or any portion of the Property is included; provided, however, 100% of taxes allocable to improvements shall be allocated solely to the property on which the improvements are located.

(b) All rents and other payments made pursuant to the Lease which are attributable to the month in which the Closing occurs shall be prorated to the date of Closing.

(c) All utilities (including, without limitation, oil, gas, electricity, water, telephone, cable television, sewer, refuse collection and other utilities), and other operating expenses of the Property, not separately billed by the provider or metered to a tenant or occupant, shall be prorated based on actual meter readings by the utility company (if metered), on the monthly or bimonthly statement most recently received by Seller (if charged on a flat-rate monthly or bimonthly basis) or in accordance with standard escrow custom and practice, if not metered or charged on a flat-rate basis. Any refundable utility deposits shall be transferred to Buyer and credited to Seller and debited to Buyer on the Escrow Agent’s settlement statement. Fees under service or maintenance contracts to be continued by Buyer, if any, shall be prorated as of the date on which the Close of Escrow occurs.

(d) All prorations shall be made in accordance with custom and practice in Maricopa County, except as otherwise expressly provided herein. All items attributable to the period up to the date on which the Close of Escrow occurs shall be debited or credited to Seller as appropriate. All items attributable to the period on and after the date on which the Close of Escrow occurs shall be debited or credited to Buyer, as appropriate. All prorations shall be considered final as of the Closing.

(e) Escrow fees and recording fees shall be paid one-half by Seller and one-half by Buyer. Other Closing costs shall be allocated by Escrow Agent in the customary manner for similar real estate transactions in Maricopa County, Arizona.

18. Notices. Any and all notices required or permitted hereunder shall be given in writing and hand delivered (which may be by mail or other courier), or sent by certified or registered mail within the continental United States, postage prepaid, return receipt requested, addressed as follows:

To Buyer:	Ridge Property Trust
8430 West Bryn Mawr Avenue, Suite 400
Chicago, Illinois 60631
Attn: William J. Peltin, Esq.
wpeltin@rptrust.com

With copies to:

Bryan Cave LLP
2 North Central Avenue, Suite 2200
Phoenix, Arizona 85004
Attn: Lars O. Lagerman, Esq.
lolagerman@bryancave.com

To Seller:	Semiconductor Components Industries, LLC
5005 East McDowell Road
MD C370
Phoenix, Arizona 85008
Attn: Thomas Kirch
t.kirch@onsemi.com

With a copy to:	Quarles & Brady LLP
Renaissance One
Two North Central Avenue
Phoenix, Arizona 85004-2391
Attn: Scott Berg, Esq.
sberg@quarles.com

To Escrow Agent:	Chicago Title Insurance Company
2415 East Camelback Road, Suite 100
Phoenix, Arizona 85016
Attn: DeWayne Huffman

or at any other address designated in a notice given by the party seeking to change its address for notice purposes to the party sought to be charged with the effect thereof. Any notice or communication shall be deemed to have been given on the earliest of the following dates: (a) the date of delivery; (b) the date three (3) days after being deposited in the United States mail if sent by mail. Copies of all notices or communications to Buyer or Seller shall be hand delivered, in the manner set forth above, to Escrow Agent; and copies of all notices by Buyer or Seller to Escrow Agent shall be hand delivered or mailed, in the manner set forth above, to the other party hereto.

19. Attorneys’ Fees. In the event of any breach or default by a party to this Agreement, the non-defaulting party shall be entitled to receive from the defaulting party, in addition to all other relief to which such party shall be entitled, all costs and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting party.

20. Possession. Upon Closing, Buyer shall be entitled to possession of the Property in the condition as it existed on the Effective Date but subject to the Permitted Exceptions and Seller’s warranties in the Deed.

21. Assignment; Binding Effect. Without the prior written consent of Seller, Buyer shall not have the right to assign any of its rights or obligations under this Agreement. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to an entity in which Buyer has an economic interest and controls the management thereof; provided, that, such entity is approved by Freescale pursuant to the terms of the Declaration and is not a competitor of Seller (i.e., a semi-conductor manufacturer or distributor). This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective legal representatives, successors and assigns.

22. Further Instruments and Documents. Each of Seller and Buyer will, promptly upon the request of the other of them or Escrow Agent, deliver to the requesting party or, if appropriate, Escrow Agent any and all further instruments and assurances reasonably requested or otherwise necessary to carry out the intent of this Agreement.

23. Construction. Each of Seller and Buyer agrees that it has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

24. Severability and Waiver. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof. Any waivers must be in writing and signed by the party sought to be charged with the effect of the waiver. The waiver by any party of a right provided hereunder shall not be deemed to be a continuing waiver of that right or a waiver of any other right.

25. Risk of Loss. Until Closing, Seller will bear all risk of loss resulting from a Material Taking (as defined below) of the Property. Should more than ten percent (10%) of the Parcel be taken by eminent domain proceedings, or should any governmental authority issue written notice of any taking or proposed taking of more than ten percent (10%) of the Parcel, prior to Closing, it shall be considered a “Material Taking”. Otherwise, except as otherwise expressly provided in this Agreement, Buyer will bear all risk of loss resulting from damage to or condemnation of portions of the Property and no damage to, or non-Material Taking of, the Property will permit to Buyer terminate this Agreement. If a condemnation of or any material casualty to any portion of the Property occurs prior to Closing, Seller will give prompt notice of such occurrence to Buyer after Seller acquires knowledge of it. Prior to Closing, but no later than thirty (30) days after receipt of such notice, Buyer may elect to terminate this Agreement by giving notice of its election to Seller and Escrow Agent if the occurrence involves a Material Taking; and if Buyer makes such election, this Agreement shall automatically terminate, the Earnest Money shall be remitted and retained as provided in Section 3(f); and neither Seller nor Buyer shall have any further obligations to one another under this Agreement or does not have the right to terminate this Agreement on account of a condemnation or casualty, except for those obligations which expressly survive termination of this Agreement. If Buyer does not elect to terminate this Agreement in accordance with this Section 25 or if the taking is not a Material Taking, Buyer shall be entitled to receive at Closing a credit against the Purchase Price for the proceeds received by Seller as a result of such loss or damage or, if such proceeds will or may be received in the future, an assignment at Closing of the right to receive such future proceeds. If this Agreement has not been terminated, Seller will not settle any casualty or condemnation claim with respect to any portion of the Property without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed.

26. Gender. The use of the masculine, feminine or neuter shall be deemed to include the others when the sense requires, and the use of the singular or plural shall be deemed to include the other when the sense requires.

27. Headings. This Agreement shall be construed as a whole and in accordance with its fair meaning. The descriptive headings of the Sections of this Agreement have been inserted for convenience only and not to control or affect the meaning or construction of any provision of this Agreement.

28. Counterparts. This Agreement may be executed in any number of counterparts, and when a counterpart hereof has been executed and delivered by Buyer and Seller, this Agreement shall be deemed binding upon the parties hereto. This Agreement may be executed in and delivered by facsimile with originals to follow by mail or hand-delivery.

29. Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona. Each party consents to the jurisdiction of the state and federal courts in Maricopa County, Arizona.

30. Brokerage Commission. Seller represents and warrants to Buyer that it has not employed any broker or finder or agreed to pay anyone a fee, commission or other compensation in connection with the transaction contemplated by this Agreement except to Colliers International (“Seller’s Broker”). Buyer represents and warrants to Seller that it has not employed any broker or finder or agreed to pay anyone a fee, commission or other compensation in connection with the transaction contemplated by this Agreement except to Real Estate Advisory Group, LLC (“Buyer’s Broker”). If and only if the transaction contemplated by this Agreement is consummated, then upon Closing, Seller shall pay a commission equal to six percent (6%) of the Purchase Price (“Commission”), which Commission shall be split equally between Seller’s Broker and Buyer’s Broker. Seller will indemnify, defend and hold Buyer harmless from all liability and expense, including reasonable attorneys’ fees, arising from any claim by Seller’s Broker and any other broker, agent or finder for commissions, finder’s fees or similar charges because of any act of Seller. Buyer will indemnify, defend and hold Seller harmless from all liability and expense, including reasonable attorneys’ fees, arising from any claim by Buyer’s Broker (except for any claim by Buyer’s Broker for Buyer’s Broker’s share of the Commission) and any other broker, agent or finder for commissions, finder’s fees or similar charges because of any act of Buyer. Notwithstanding any provision herein to the contrary, the obligations of Seller and Buyer pursuant to this Section 30 shall survive Closing and any termination of this Agreement.

31. IRS Real Estate Sales Reporting. Buyer and Seller hereby appoint Escrow Agent as, and Escrow Agent agrees to act as, “the person responsible for closing” the transactions which are the subject of this Agreement, pursuant to IRC §6045(e). Escrow Agent will prepare and file the informational return (IRS Form 1099-S) required by and otherwise comply with the terms of IRC §6045(e). Escrow Agent further agrees to indemnify and hold Buyer, Seller and their respective attorneys harmless from and against all claims, costs, liabilities, penalties or expenses resulting from Escrow Agent’s failure to file the appropriate reports and otherwise comply with the terms of the IRC pursuant to this Section 31.

32. Integrated Agreement. This Agreement supersedes all previous agreements or discussions between the parties concerning the sale of the Property, constitutes an integrated and complete statement of the Agreement, and may only be amended by a written amendment executed by both parties.

33. Time for Performance. If any time period set forth in this Agreement expires on a day which is not a business day, the time for performance shall be extended to the next day which is a business day. As used in this Agreement, the term “business day” means any day other than a Saturday, a Sunday, a national holiday, a legal holiday in the State of Arizona or another day on which Escrow Agent is closed for normal business; but other references to “days” mean calendar days.

34. Time of Essence. Time is of the essence with respect to the performance by each party of each of its respective obligations under this Agreement.

35. 1031 Exchange. The parties agree to cooperate with one another if either desires to effect an IRC §1031 tax deferred exchange, provided that: (a) effecting such exchange will not cause any delay in the Closing hereunder or any loss or impairment of any right, benefit or remedy of the other party under this Agreement; (b) all documentation related to the exchange shall be reasonably satisfactory to the other party in form and content; (c) the other party shall incur no additional cost, expense or liability by reason of the exchange or its participation therein; (d) neither party shall be required to take an assignment of the purchase agreement for relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an exchange desired by the other party; (e) upon the earlier of Closing or ten (10) days after demand, the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an exchange; and (f) the other party makes no representation or warranty as to the tax effect of the exchange or the transaction which is the subject of this Agreement.

36. Confidentiality. Prior to Closing and in the event of the termination of this Agreement for any reason, except as might be required by applicable law or the order of a court of applicable jurisdiction, the parties and their agents shall keep the existence and the terms of this Agreement confidential other than from the parties’ legal, tax and financial advisors; partners and members; and their lenders and investors.

37. Pre-Closing Walkthrough. Within three (3) days prior to Closing, Buyer shall be entitled to a final walkthrough (“Walkthrough”) of the Property to (i) inspect any changes in the physical or environmental condition of the Property since the end of the Due Diligence Period, (ii) verify that no tenants or unauthorized persons remain in or at the Parcel, and (iii) assess any personal property or fixtures remaining at the Parcel (any such changes shall be hereinafter referred to as a “Defect”). Seller shall remedy any Defect in the condition of the Parcel that have occurred since the end of the Due Diligence Period that are identified by Seller during the Walkthrough, and that were not caused by Buyer, to the satisfaction of Buyer prior to Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first appearing above.

BUYER:

RIDGE PROPERTY SERVICES II, LLC, a Delaware limited liability company

By:	RIDGE PROPERTY TRUST II, LLC, a Delaware limited liability company
	By:	RIDGE PROPERTY TRUST II, a Maryland real estate investment trust

		By:	/s/ WILLIAM J. PELTIN
Print/Type Name: William J. Peltin
Title: Executive Vice President and General Counsel

SELLER:

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company

By:	/s/ KEITH D. JACKSON
Print/Type Name: Keith D. Jackson
Title: Chief Executive Officer

ESCROW AGENT JOINDER AND RECEIPT

A fully executed counterpart of this Agreement was received by Escrow Agent on the          day of             , 2007 Escrow Agent hereby executes this Agreement for the purposes of: (i) acknowledging its receipt of a counterpart or counterparts of this Agreement fully executed by Buyer and Seller, (ii) evidencing its agreement to hold and dispose of the Earnest Money in strict accordance with the terms of this Agreement, and (iii) evidencing its agreement to the terms of this Agreement which apply to it. Escrow Agent’s consent shall not be required to amend any provision or term of this Agreement; provided, however, that Escrow Agent shall not be bound by any amendment to this Agreement which it has not accepted to the extent such amendment changes the obligations of Escrow Agent under this Agreement or purports to decrease the rights or remedies of Escrow Agent under this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:
Date:	, 2007

EXHIBIT A

LEGAL DESCRIPTION OF PARCEL

[TO BE ATTACHED DURING TITLE REVIEW PERIOD]

EXHIBIT A-1

MAP OF PARCEL

[TO BE ATTACHED DURING TITLE REVIEW PERIOD]

EXHIBIT B

PERMITTED EXCEPTIONS

1. Water rights, claims or title to water, whether or not shown by the public record.

2. Non-delinquent real estate taxes.

3. All title and Survey matters approved or deemed approved by Buyer pursuant to Section 5 of this Agreement.

4. Subject to Buyer’s approval during the Due Diligence Period, any parcel map, subdivision map and all related documents that must be recorded against the Property in order to comply with applicable subdivision laws.

5. Any title exceptions created by any act or omission of Buyer or its representatives, agents, employees or contractors.

6. The Environmental Agreements.

7. Any further title exceptions contemplated by this Agreement and/or otherwise approved by Buyer.

8. The printed exceptions and exclusions contained in the Title Policy as approved by Buyer during the Title Review Period.

9. The Utilities Easement.

SCHEDULE 6.1

SPECIAL WARRANTY DEED FORM

When Recorded, Return To:

SPECIAL WARRANTY DEED

FOR TEN DOLLARS and other valuable consideration, SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company (“Grantor”), does hereby grant, sell and convey to                      (“Grantee”), all of Grantor’s Surface Rights (as defined below) in the following described land situated in Maricopa County, Arizona, together with all rights and privileges appurtenant thereto:

See Exhibit A attached hereto and by reference incorporated herein (“Property”),

together with Grantor’s interest in all improvements and fixtures, if any, located on the Property; all easements, rights and privileges appurtenant to, or associated with the Property, including, without limitation, water, well, mineral, oil and gas rights, air rights, development rights, reversions, remainders, rights of Seller to any adjoining strips or gores of property, and any land lying within the bed of any adjoining street, highway or waterway.

SUBJECT ONLY TO those matters set forth in Schedule “B” hereto.

Grantor hereby warrants title to the Property against all acts of Grantor and no other, subject only to the matters set forth above.

The term “Surface Rights” shall have the meaning ascribed to such term in that certain Declaration of Covenants, Easements, Restrictions and Grant of Exclusive Options to Purchase and Lease recorded at Document No.                     , Official Records of Maricopa County, Arizona.

1

Dated to be effective as of             , 2007.

GRANTOR:

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company

By:
Print/Type Name:
Title:

By:
Print/Type Name:
Title:

STATE OF ARIZONA	)
	)	SS.
County of Maricopa	)

The foregoing instrument was acknowledged before me this          day of             , 2007, by                     , a member of SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company, on behalf of such limited liability company.

Notary Public

My commission expires:

STATE OF ARIZONA	)
	)	SS.
County of Maricopa	)

The foregoing instrument was acknowledged before me this          day of             , 2007, by                     , a member of SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC, a Delaware limited liability company, on behalf of such limited liability company.

Notary Public

My commission expires:

EXHIBIT A TO SPECIAL WARRANTY DEED

LEGAL DESCRIPTION OF PARCEL

[TO BE ATTACHED]

EXHIBIT B TO SPECIAL WARRANTY DEED

PERMITTED EXCEPTIONS

[TO BE ATTACHED]

SCHEDULE 6.4

AFFIDAVIT OF PROPERTY VALUE

SCHEDULE 8

HAZARDOUS MATERIALS TESTING PROCEDURES

In order to determine the existence or presence of any hazardous materials in or about the Property, Buyer will have the right during the Due Diligence Period, at Buyer’s sole cost and expense, to conduct additional physical tests, studies, evaluations, audits or surveys on the Property (collectively, “Buyer Environmental Surveys”), subject to the following terms and conditions:

A. Buyer will have the right to retain a qualified engineer or consultant (“Consultant”) selected by Buyer or Buyer’s lender to conduct the Buyer Environmental Surveys and due diligence on the Property. Tests will be conducted in accordance with applicable EPA requirements or the American Society for Testing and Materials (ASTM) Standards.

B. Seller will have the right (but not the obligation) to approve, review and monitor any and all invasive physical tests and to review and provide input on, studies, evaluations and audits (collectively, the “Studies”) in or about the Property that are made or implemented in connection with any Buyer Environmental Surveys, including, without limitation, the review and approval of the number, type, extent and location of any test or monitoring wells or drillings; provided, that, Seller agrees to keep the contents of the Studies confidential from third parties other than from Seller’s legal, environmental and financial advisors and its lenders and investors; provided, that, such confidentiality obligation shall not apply if Seller is required to disclose the contents of the Studies in order to comply with the requirements of law, governmental regulation or court order. The foregoing confidentiality obligation shall survive the Closing.

C. Buyer and Buyer’s Consultant must not make any contacts or communications to any governmental agency, department, district or board in connection with the findings of any Buyer Environmental Surveys without the prior written approval of Seller. Seller’s approval of disclosures may be given or withheld in Seller’s sole and absolute discretion.

D. Prior to the issuance of any final report by any Consultant that will set forth any recommendations relating to the removal, monitoring, cleanup or containment of any hazardous materials, Seller will be given the opportunity to make comments, ask questions and offer recommendations to the Consultant preparing the Buyer Environmental Surveys.

E. Except as otherwise specified herein, any approvals required of Seller under these Hazardous Materials Testing Procedures will not be unreasonably withheld by Seller and will be provided on a reasonably timely basis.

F. All references in these Hazardous Materials Testing Procedures or in the Agreement to environmental matters will be interpreted in accordance with the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, prepared by the American Society for Testing and Materials, Designation E-1527-05, as amended.